Exhibit 32.1
CERTIFICATIONS OF THE CHIEF EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Robert Garrett Jr., Chief Executive Officer of Forward Industries, Inc. (“Forward”) does certify pursuant to 18 U.S.C. §1350 that, to the best of his knowledge:

  Forward’s annual report on Form 10-K for the fiscal year ended September 30, 2014 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

  The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Forward.

IN WITNESS WHEREOF, the undersigned has set his hand hereto as of the 9th day of December 2014.

/s/ Robert Garrett Jr. Robert Garrett Jr. President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)